Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RADYNE CORPORATION, a Delaware corporation,

AEROASTRO ACQUISITION INC.,

a Delaware corporation,

AEROASTRO, INC.,

a Delaware corporation,

THE PRINCIPAL AEROASTRO SHAREHOLDERS,

and

DR. RICK FLEETER, in his capacity as the Shareholders’ Representative

Dated as of July 5, 2007

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”) is made as of July 5, 2007 by and among Radyne Corporation, a Delaware corporation (“Radyne”); AeroAstro Acquisition Inc., a Delaware corporation wholly owned by Radyne (“Merger Sub”); AeroAstro, Inc., a Delaware corporation (“AeroAstro”); Dr. Rick Fleeter, Nancy H. Fleeter and Robert D. Leppo, (collectively, the “Principal Shareholders” and together with the other shareholders of AeroAstro listed on Appendix I, the “AeroAstro Shareholders”); and Dr. Rick Fleeter, in his capacity as the Shareholders’ Representative (as defined in Section 1.12).

RECITALS

A. Radyne wishes to acquire all of the capital stock of AeroAstro from the AeroAstro Shareholders.

B. Radyne has caused the formation of Merger Sub for the purpose of accomplishing a triangular merger with AeroAstro.

C. The parties have determined that it is in their respective best interests to merge Merger Sub with and into AeroAstro (the “Merger”) and to undertake such other actions described herein, all on the terms and subject to the conditions set forth in this Agreement.

D. The Board of Directors of AeroAstro has (i) determined that the Merger is fair to, and in the best interests of, AeroAstro and the AeroAstro Shareholders; (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement; and (iii) determined to unanimously recommend that the AeroAstro Shareholders approve and adopt this Agreement and the Merger.

E. The Boards of Directors of each of Radyne and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Radyne and fair to, and in the best interests of, Radyne, Merger Sub and their respective stockholders, and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

In connection with the Merger, the respective boards of directors of Radyne, Merger Sub and AeroAstro have, by resolutions duly adopted, approved the following provisions of this Article 1 as the agreement and plan of merger required by the applicable provisions of the Delaware General Corporation Law (“Delaware Law”):

1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and Delaware Law, Merger Sub shall be merged with and into AeroAstro, the separate existence of Merger Sub (except as such existence may be continued by operation of law) shall cease, and AeroAstro shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. AeroAstro, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the “Surviving Corporation.”

1.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and AeroAstro (together, the “Constituent Corporations”); all property, real, personal and mixed, and all accounts payable arising in the ordinary course of business and accrued expenses due on whatever account, and all debts, liabilities and duties due to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, in each case in accordance with Delaware Law, but subject, as between the parties, to the provisions below.

1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 7, and in no event later than five business days after such satisfaction or waiver, the parties hereto will file, or cause to be filed, a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of Delaware Law and make, or cause to be made, all other filings or recordings required under the Delaware Law. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as the parties shall agree and be specified in the Certificate of Merger. The date and time when the Merger shall become effective is referred to as the “Effective Time.”

1.4 Articles of Incorporation and Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Articles of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is AeroAstro, Inc.” The Bylaws of AeroAstro as the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to AeroAstro, Inc. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, together with Dr. Rick Fleeter. The officers of AeroAstro holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with AeroAstro) of the Surviving Corporation immediately after the Effective Time, except that Myron Wagner shall become the Chairman of the Board of the Surviving Corporation and Malcolm C. Persen shall become the Chief Financial Officer and Secretary of the Surviving Corporation.

1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, AeroAstro or the holders of any of the following securities:

(a) Each share of common stock, par value $0.001 per share, of AeroAstro (the “AeroAstro Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and extinguished and converted into and become a right to receive an amount equal to the Per Share Merger Consideration. The “Per Share Merger Consideration” means the amount determined by dividing (A) the sum of the Adjusted Cash Consideration, the aggregate exercise price payable upon exercise of all Cash-Out Options (as defined below) and $750,000 by (B) the number of Fully Diluted Shares. The “Adjusted Cash Consideration” means the Cash Consideration less the reduction set forth in Section 1.6. The “Cash Consideration” means $17,250,000 in cash. The “Fully Diluted Shares” means the sum of (A) the aggregate number of shares of AeroAstro Common Stock issued and outstanding immediately prior to the Effective Time and (B) the number of shares of AeroAstro Common Stock issuable upon the exercise of Cash-Out Options. The “Merger Consideration,” in the aggregate, means (i) the Adjusted Cash Consideration, plus (ii) the number of shares of Radyne Common Stock equal to (A) $750,000 divided by (B) the Share Closing Price (the “Merger Shares”). The “Share Closing Price” shall be equal to $9.18. Notwithstanding anything to the contrary in this Section 1.5(a), Dr. Rick Fleeter shall be allocated all of the Merger Shares with the remainder of the Merger Consideration due to him in the form of Cash Consideration, and all other AeroAstro Shareholders will be allocated the remaining Cash Consideration on a pro rata basis based upon the Fully Diluted Shares excluding any shares beneficially held by Dr. Rick Fleeter, net of any stockholder loans owed to AeroAstro.

(b) The Merger Shares shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Radyne Common Stock), reorganization, recapitalization or other like change with respect to Radyne Common Stock occurring after the date hereof and prior to the Effective Time.

(c) No fraction of a share of Radyne Common Stock will be issued, but in lieu thereof each holder of shares of AeroAstro Common Stock who would otherwise be entitled to a fraction of a share of Radyne Common Stock (after aggregating all fractional shares of Radyne Common Stock to be received by such holder) shall receive from Radyne an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Share Closing Price.

(d) Each share of AeroAstro Common Stock issued and outstanding immediately prior to the Effective Time and held in the treasury of AeroAstro shall automatically be canceled and extinguished, and no payment shall be made with respect thereto.

(e) Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

1.6 Adjustment to the Merger Consideration. At the Closing, Radyne shall pay on behalf of AeroAstro and the AeroAstro Shareholders the then unpaid fees, if any, as designated in writing by AeroAstro to Radyne of (a) Ross, Langan & McKendree, L.L.P., and (b) Squire, Sanders & Dempsey L.L.P. (collectively, the “Transaction Fees”). Any amounts that are paid by Radyne pursuant to this Section 1.6 shall reduce the Cash Consideration.

1.7 Company Stock Options.

(a) Schedule 3.3 sets forth each outstanding, but unexercised option to acquire shares of AeroAstro Common Stock (collectively, the “AeroAstro Options”). Each holder of an AeroAstro Option shall be referred to as an “Optionholder.” Prior to the Effective Time, AeroAstro shall use its reasonable best efforts to enter into an agreement, in a form reasonably acceptable to Radyne (each, an “Optionholder Agreement”), with each Optionholder of an outstanding AeroAstro Option containing the terms described below.

(b) Each AeroAstro Option outstanding as of the Effective Time will be either (i) cancelled in exchange for the payment of the Option Consideration (as defined below) or for a cash payment pursuant to Section 1.7(h) below or (ii) replaced by an option to purchase shares of Radyne Common Stock pursuant to Section 1.7(d) (“Replacement Option”), as provided herein. Each vested AeroAstro Option that is to be cancelled shall be referred to as a “Cash-Out Option,” and each AeroAstro Option that is to be replaced by an option to purchase shares of Radyne Common Stock shall be referred to as a “Rollover Option”. Each holder of a vested AeroAstro Option outstanding as of the Effective Time may, by executing an Optionholder Agreement, elect to have such vested AeroAstro Option treated either as a Cash-Out Option or a Rollover Option. To the extent that such holder does not execute an Optionholder Agreement making such election, his or her vested AeroAstro Option will be treated as a Cash-Out Option. Except as otherwise provided in Section 1.7(h) below, each unvested AeroAstro Option outstanding as of the Effective Time shall be treated as a Rollover Option (whether or not the holder of such option delivers an Optionholder Agreement).

(c) At the Effective Time, each outstanding Cash-Out Option shall be cancelled, and in consideration for such cancellation, Radyne shall pay the Option Consideration to the Optionholder in full satisfaction of such Cash-Out Option. “Option Consideration” means, with respect to each Cash-Out Option, an amount in cash equal to the product of (i) the excess of the Per Share Merger Consideration over the exercise price per share of such Cash-Out Option and (ii) the number of shares for which such Cash-Out Option is then exercisable. Each Optionholder Agreement relating to a Cash-Out Option will incorporate appropriate terms of this Agreement, including but not limited to (i) the withholding of the Per Share Escrow Amount under Section 1.8; (ii) the withholding of the Expense Fund and (iii) the appointment of the Shareholders’ Representative in Section 1.12.

(d) At the Effective Time, each Rollover Option will be replaced by a Replacement Option to acquire, on the same terms and conditions as were applicable under the applicable stock option agreement and AeroAstro stock option plan pursuant to which such Rollover Option was granted, that number of shares of Radyne Common Stock determined by multiplying the number of shares of AeroAstro Common Stock subject to such Rollover Option by 0.16, rounded, if necessary, to the nearest whole share of Radyne Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Rollover Option divided by 0.16; provided, however, that in the case of any Rollover Option that does not qualify as an incentive stock option under Section 422 of the Code, the option price, the number of shares subject to such option, and the terms and conditions of exercise of the related Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(e) As soon as practicable after the Effective Time, with respect to holders of AeroAstro Options that do not execute and deliver an Optionholder Agreement, Radyne shall deliver appropriate notices setting forth such holders’ rights under this Section 1.7 and, as to Replacement Options, agreements that such holders must execute as a condition of the grant of the Replacement Options.

(f) Radyne shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Radyne Common Stock for delivery upon exercise of the Replacement Options in accordance with this Section 1.7.

(g) Each of Radyne, the Surviving Corporation, the Shareholders’ Representative and the Transfer Agent shall be entitled to deduct and withhold from any Option Consideration otherwise payable to any Optionholder pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant governmental authority by Radyne, the Surviving Corporation or the Transfer Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable person in respect to which such deduction and withholding was made.

(h) Notwithstanding anything to the contrary in this Section 1.7, to the extent Radyne determines in good faith that the grant of any Replacement Option to replace a Rollover Option could violate any federal or state securities laws, upon written notice to AeroAstro thereof, at the Effective Time, such Rollover Option shall be cancelled, and Radyne shall pay to the holder of such Rollover Option in full satisfaction of such Rollover Option cash equal to the product of the (i) the excess of the Per Share Merger Consideration over the exercise price per share of such option and (ii) the number of shares for which such option is then exercisable. Any such cash payment by Radyne shall be in addition to the Merger Consideration otherwise payable by Radyne pursuant to this Agreement.

1.8 Escrow.

(a) At Closing, Radyne, the Principal Shareholders, the Shareholders’ Representative and Alliance Bank of Arizona (the “Escrow Agent”) shall enter into an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). The escrow agent will hold $2,000,000 (the “Escrow Amount”) in escrow (the “Escrow Fund”) as security to cover potential losses or other claims for which Radyne is entitled to indemnification or recovery pursuant to Article 8. Subject to any claims made by Radyne, the Escrow Amount will be released to the AeroAstro Shareholders within ten (10) days after the second anniversary of the Closing.

(b) The parties hereto hereby acknowledge and agree that the Escrow Amount is intended to be treated as an installment obligation for purposes of Section 453 of the Code and, unless required by applicable law, no party shall take any action or filing position inconsistent with such characterization. The parties hereto further agree that, subject to any future Treasury Regulations or other changes in the law, pursuant to Proposed Treasury Regulation Section 1.468B-8, for tax reporting purposes, all items of income, deduction and credit relating to the Escrow Amount or any portion thereof in any tax year shall be reported as allocated to Radyne with respect to all periods on or prior to the date that the distribution of the Escrow Amount (or portion thereof) is determined, and with respect to all periods thereafter to Radyne and the AeroAstro Shareholders in accordance with their respective interests in the distribution in accordance with Proposed Treasury Regulation Section 1.468B-8. The Escrow Agreement shall provide for quarterly distributions from the Escrow Fund to Radyne of amounts sufficient to pay any taxes due on any income earned on the Escrow Fund. Any income earned on the Escrow Fund, to the extent that such income exceeds the quarterly tax distributions, shall be added to and become part of the Escrow Fund. Any portion of the Escrow Amount paid to the AeroAstro Shareholders shall be included as a payment of the purchase consideration for tax purposes (to the extent not treated as imputed interest).

(c) In this Agreement, the term “Per Share Escrow Amount” shall be the Escrow Amount divided by the Fully Diluted Shares.

(d) For purposes of this Section 1.8 and the Escrow Agreement, the term AeroAstro Shareholder shall include each holder of a Cash-Out Option.

1.9 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur as soon as each of the conditions to Closing contained in Article 7 are fulfilled or waived at the offices of Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, or at such other place or at such other time as the parties may mutually agree upon. The Closing shall take place on the same date as the Effective Time.

1.10 Delivery of Certificates; Payment of the Cash Consideration and Option Consideration; Delivery of Escrow Amount and Expense Fund. At the Closing, Radyne shall:

(a) issue and deliver, or cause to be issued and delivered, a stock certificate or certificates representing the Merger Shares and any payment of cash in lieu of fractional shares pursuant to Section 1.5(c) (less any amounts required to be withheld from such cash under foreign, federal, state or local laws) to Dr. Rick Fleeter;

(b) deliver to its transfer agent (the “Transfer Agent”) an amount equal to the aggregate Per Share Merger Consideration that all AeroAstro Shareholders are entitled to pursuant to Section 1.5(a) (less (i) the aggregate Per Share Escrow Amount and the Per Share Expense Fund Amount applicable to all shares of AeroAstro Common Stock issued and outstanding immediately prior to the Effective Time and (ii) $750,000), with instructions approved in writing by the Shareholders’ Representative to pay to each AeroAstro Shareholder an amount equal to the Per Share Merger Consideration that such AeroAstro Shareholder is entitled to pursuant to Section 1.5(a) less the sum of the Per Share Escrow Amount and the Per Share Expense Fund Amount, subject to and upon receipt by the Transfer Agent of (i) the certificate or certificates representing shares of AeroAstro Common Stock held by such AeroAstro Shareholder or an affidavit reasonably acceptable to Radyne from such AeroAstro Shareholder and (ii) a letter of transmittal in form satisfactory to the Shareholders’ Representative (a “Letter of Transmittal”) executed and delivered by such AeroAstro Shareholder;

(c) deliver to AeroAstro an amount equal to the aggregate Option Consideration that the holders of Cash-Out Options are entitled to pursuant to Section 1.7(a) less the sum of the aggregate Per Share Escrow Amount and the Per Share Expense Fund Amount applicable to all Cash-Out Options, which AeroAstro shall pay (net of all amounts required to be withheld from such payment under the Code or any provision of applicable Tax Law) within three (3) business days after the Closing to the holders of Cash-Out Options (which withholdings shall be paid to the appropriate government authorities;

(d) deliver the Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement; and

(e) deliver the Expense Fund to the Shareholders’ Representative pursuant to Section 1.12(b)(ii).

Any AeroAstro Shareholder who shall have duly executed, completed and delivered a Letter of Transmittal to the Transfer Agent, together with a certificate or certificates representing all shares of AeroAstro Common Stock held by such AeroAstro Shareholder or an affidavit reasonably acceptable to Radyne, by the Closing shall receive the Per Share Merger Consideration to which such AeroAstro Shareholder is entitled pursuant to Section 1.5(a) by check or wire transfer from Radyne or the Transfer Agent immediately after the Effective Time.

1.11 Taking of Necessary Action; Further Action. Radyne and Merger Sub, on the one hand, and AeroAstro and the Principal Shareholders, on the other hand, shall use all reasonable efforts to take all such actions (including without limitation actions to cause the satisfaction of the conditions of the other to effect the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Constituent Corporations, or fully subject the Surviving Corporation to all debts and obligations of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take, and shall take, all such actions.

1.12 Shareholders’ Representative.

(a) Immediately upon the adoption of this Agreement by the requisite vote or written consent of the AeroAstro Shareholders, each AeroAstro Shareholder shall be deemed to have consented to and irrevocably constituted and appointed Dr. Rick Fleeter (the “Shareholders’ Representative”) to act as such AeroAstro Shareholder’s true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the AeroAstro Shareholders and others, as contemplated by this Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement and the Escrow Agreement; (v) giving or agreeing to, on behalf of the AeroAstro Shareholders, any and all consents, waivers, amendments or modifications deemed by the Shareholders’ Representative, in his discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) subject to Delaware Law, amending this Agreement (other than this Section 1.12), or any of the instruments to be delivered to Radyne or Merger Sub pursuant to this Agreement; (vii) disputing or refraining from disputing, on behalf of the AeroAstro Shareholders, any claim made by Radyne, Merger Sub or the Surviving Corporation under this Agreement and any and all agreements and documents required or contemplated by this Agreement (“Transaction Documents”); (viii) negotiating and compromising, on behalf of each such AeroAstro Shareholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, the Transaction Documents; (ix) executing, on behalf of each such AeroAstro Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (x) engaging attorneys, accountants, agents or consultants on behalf of the AeroAstro Shareholders in connection with the Transaction Documents and paying any fees related thereto. If, for any reason, Dr. Fleeter is incapacitated or unable to act, Robert D. Leppo is hereby appointed as his successor to act as the Shareholders’ Representative. Radyne shall be entitled to send all notices to, and to rely upon all consents and approvals given, and all other actions taken by the incumbent Shareholders’ Representative until such time as Radyne receives actual notice of such Shareholders’ Representative’s death or incapacity. Radyne shall be entitled to rely upon the response of the Shareholders’ Representative in all matters pertaining to the subject matter hereof, including, without limitation, any consent or approval provided or contemplated hereunder to be given by or on behalf of, or obtained from, the AeroAstro Shareholders. Notice to or service upon the Shareholders’ Representative shall be deemed to constitute good and sufficient notice or service upon all of the AeroAstro Shareholders for all matters, including without limitation, all notices of or demands for legal processes. Notwithstanding the foregoing, in the event that the Shareholders’ Representative, with the advice of counsel, is of the opinion that he requires further authorization or advice from the

AeroAstro Shareholders on any matters concerning this Agreement or the Transaction Documents, the Shareholders’ Representative shall be entitled to seek such further authorization from the AeroAstro Shareholders prior to acting on their behalf. In such event, each AeroAstro Shareholder shall have a number of votes equal to the number of shares of AeroAstro Common Stock held by such AeroAstro Shareholder immediately prior to the Effective Time and the authorization of a majority of such number of votes shall be binding on all of the AeroAstro Shareholders and shall constitute the authorization of the AeroAstro Shareholders.

(b) Immediately upon the adoption of this Agreement by the requisite vote or written consent of the AeroAstro Shareholders, the following provisions of this Section 1.12(b) shall be binding upon and enforceable against each AeroAstro Shareholder by the Shareholders’ Representative:

(i) Neither the Shareholders’ Representative nor any of AeroAstro’s directors, officers, agents or employees, if any, shall be liable to any AeroAstro Shareholder for any error of judgment, or any action taken, suffered or omitted to be taken by the Shareholders’ Representative under this Agreement or the Escrow Agreement, except in the case of his gross negligence, bad faith or willful misconduct. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders’ Representative shall not exercise any discretion or take any action. Each AeroAstro Shareholder shall indemnify and hold harmless and reimburse the Shareholders’ Representative from and against such AeroAstro Shareholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders’ Representative’s gross negligence, bad faith or willful misconduct; and

(ii) The Shareholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder but shall be entitled to the payment of all his expenses incurred as the Shareholders’ Representative. In connection with the foregoing, at the Closing, Radyne shall deliver to the Shareholders’ Representative, for the benefit of the AeroAstro Shareholders, $150,000 of the Cash Consideration (the “Expense Fund”) by wire transfer of immediately available funds to an account designated in writing by the Shareholders’ Representative, to be used by the Shareholders’ Representative to pay expenses incurred by the Shareholders’ Representative in his capacity as the Shareholders’ Representative. Once the Shareholders’ Representative determines, in his sole discretion, that the Shareholders’ Representative will not incur any additional expenses in his capacity as the Shareholders’ Representative, the Shareholders’ Representative shall distribute the remaining unused Expense Fund, if any, pro rata to the AeroAstro Shareholders (less any amounts required to be withheld under foreign, federal, state or local laws). The AeroAstro Shareholders, including without limitation, the Shareholders’ Representative, acknowledge and agree that neither Radyne nor AeroAstro shall have any liability regarding the allocation and distribution of the Expense Fund pursuant to this Section 1.12(b)(ii).

(iii) The foregoing Sections 1.12(b)(i) and (ii) represent an agreement solely among the AeroAstro Shareholders and the Shareholders’ Representative, and Sections 1.12(b)(i) and (ii) shall not be binding upon Radyne, Merger Sub or AeroAstro.

(c) The adoption of this Agreement by the requisite vote or written consent of the AeroAstro Shareholders shall also be deemed to constitute approval by the AeroAstro Shareholders of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the AeroAstro Shareholders, including, without limitation, the provisions of this Section 1.12, the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow, the appointment of the Shareholders’ Representative and the provisions of Section 8.2.

(d) In this Agreement, the term “Per Share Expense Fund Amount” shall be the Expense Fund divided by the number of Fully Diluted Shares.

(e) For purposes of this Section 1.12, the term AeroAstro Shareholder shall include each holder of a Cash-Out Option

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF RADYNE AND MERGER SUB

Radyne and Merger Sub hereby represent and warrant to AeroAstro and the AeroAstro Shareholders that, as of the date hereof and at the Effective Time:

2.1 Organization and Qualification. Each of Radyne and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would cause a Radyne Material Adverse Change. The term “Radyne Material Adverse Change”, as used in this Agreement, means any change in or effect on the business that is materially adverse to the business, operations, condition (financial or otherwise), customers, employees or suppliers, assets (tangible or intangible), liabilities or results of operations taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with (i) any occurrence or condition affecting Radyne’s industry generally; or (ii) any changes in general economic conditions.

2.2 Authority Relative to This Agreement. Each of Radyne and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Radyne and Merger Sub and the consummation by Radyne and Merger Sub of the transactions contemplated hereby have been duly authorized by Radyne and Merger Sub, and no other corporate proceedings on the part of Radyne or Merger Sub are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Radyne and Merger Sub and constitutes a valid and binding obligation of each, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Neither Radyne nor Merger Sub is subject to, or obligated under, any provision of (a) its Certificate of Incorporation or its Bylaws; (b) any agreement, arrangement or understanding; (c) any license, franchise or permit; or (d) any law, regulation, order, judgment or decree, that would be breached, or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

2.3 Validity of Stock. The Merger Shares shall be, when issued: (a) duly authorized, validly issued, fully paid and nonassessable; and (b) free of liens and encumbrances created by any person or entity (other than the AeroAstro Shareholders), except for restrictions on transfer under applicable federal securities laws, including Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

2.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Radyne or Merger Sub is required in connection with the consummation of the transactions contemplated by this Agreement, except the filing of the Certificate of Merger under Delaware Law and filings to be made pursuant to NASDAQ Marketplace Rules and federal and state securities laws, all of which shall be timely made.

2.5 SEC Documents. Since January 1, 2006, Radyne has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, registration statements, and documents required to be filed by it under the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation, (a) Radyne’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006; (b) Radyne’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2007 (the “March 2007 10-Q”); and (c) Radyne’s definitive proxy statement for its 2007 Annual Meeting of Stockholders (collectively, all of the foregoing documents, as amended, the “Radyne SEC Documents”). As of their respective dates, the Radyne SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC applicable thereto, and none of Radyne SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Radyne’s SEC Documents is required to be amended or supplemented as of the date hereof.

2.6 NASDAQ Stock Market. The Radyne Common Stock is listed on the NASDAQ Stock Market. Neither Radyne nor Merger Sub has knowledge of any events, facts or circumstances currently in existence that will result in a delisting of the Radyne Common Stock from the NASDAQ Stock Market.

2.7 Financial Statements. The financial statements included in the Radyne SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, and fairly and accurately present in all material respects in accordance with applicable requirements of GAAP the consolidated financial position of Radyne and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Radyne and its consolidated subsidiaries for the periods presented therein (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of SEC Regulation S-X and subject, in the case of unaudited statements, to normal recurring adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount, and except as may be disclosed in any filing made by Radyne with the SEC prior to the Effective Time).

2.8 Sufficient Funds. Radyne has available sufficient funds to pay the Cash Consideration and sufficient authorized but unissued shares of Radyne Common Stock to issue the Merger Shares.

2.9 Merger Sub. Merger Sub has been organized for the specific purpose of engaging in the Merger and the other transactions contemplated hereby and has not incurred any material liabilities, conducted any material business, or entered into any material contracts or commitments, in each case except such as are in furtherance of or incidental to such transactions. The capitalization of Merger Sub consists of 1,000 shares of common stock, all of which shares are owned directly by Radyne. At all times prior to the Merger, Radyne has been, and will continue to be, in Control (as defined in the next sentence) of Merger Sub. As used in this Section 2.9, “Control” means control within the meaning of Section 368(c) of the Code.

2.10 Capitalization. The authorized capital stock of Radyne consists of 50,000,000 shares of Radyne Common Stock, $.001 par value per share, with one vote per share on all matters on which shareholders are entitled to vote under Delaware Law, and 10,000,000 shares of Preferred Stock, $.001 par value per share. No shares of such Preferred Stock are issued and outstanding. As of March 31, 2007, (a) 18,351,401 shares of Radyne Common Stock were issued and outstanding, and (b) options to purchase 2,333,044 shares of Radyne Common Stock granted pursuant to Radyne’s 1996 Incentive Stock Option Plan, 2000 Long-Term Incentive Plan, and 2007 Stock Incentive Plan (collectively, the “Radyne Stock Plans”) were outstanding. Since March 31, 2007, no shares of Radyne Common Stock have been issued except upon the exercise of options granted under the Radyne Stock Plans. Except (i) as set forth in Schedule 2.10, and (ii) options issued or to be issued pursuant to the Radyne Stock Plans, there are no agreements or other obligations on the part of Radyne to purchase or sell any convertible or exchangeable securities, options, warrants or other rights to acquire from Radyne any shares of its capital stock or other securities.

2.11 Absence of Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the balance sheet set forth in the March 2007 10-Q, or (b) incurred with persons other than any affiliate of Radyne in the ordinary course of business after the filing date of the March 2007 10-Q, Radyne does not have any liabilities or obligations of any nature (including obligations or liabilities relating to any violation of law), whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities, as guarantor or otherwise, in respect of obligations of others) other than performance obligations with respect to the contracts that would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP or referred to in the footnotes thereto, except such liabilities and obligations which, individually or in the aggregate, would not result in a Radyne Material Adverse Change.

2.12 Litigation. Except as set forth in Schedule 2.12 or disclosed in Radyne’s SEC Documents, no litigation, arbitration, action, suit, proceeding, or to Radyne’s knowledge, investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending or, to Radyne’s knowledge, threatened, against Radyne or Merger Sub.

2.13 Absence of Certain Changes. Since the date of filing of the March 2007 10-Q, except as set forth in Schedule 2.13, there has not been: (a) any change in the assets, liabilities, sales, income, or business of Radyne or in its relationships with suppliers, customers, or lessors, other than changes that (i) were both in the ordinary course of business and would not have been required to be disclosed pursuant to the Exchange Act or (ii) have not had or could not reasonably be expected to result in, either in any case or in the aggregate, a Radyne Material Adverse Change; (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of Radyne; or (c) any declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of Radyne’s capital stock.

2.14 Brokers. Neither Radyne nor Merger Sub has engaged, contracted or dealt with any person that is or would be entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar payment from the AeroAstro Shareholders for brokering or otherwise arranging this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL

SHAREHOLDERS AND AEROASTRO

AeroAstro and each Principal Shareholder, jointly and severally, hereby represents and warrants to Radyne and Merger Sub, as of the date hereof and again at the Effective Time, as follows.

3.1 Organization and Qualification. AeroAstro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority, individually or in the aggregate, has not resulted in an AeroAstro Material Adverse Change. AeroAstro is duly qualified to do business in every jurisdiction except where the failure to do so would not cause an AeroAstro Material Adverse Change. The copies of AeroAstro’s Articles of Incorporation and Bylaws that have been furnished by AeroAstro to Radyne prior to the date of this Agreement reflect all amendments made thereto and are correct and complete. The term “AeroAstro Material Adverse Change” as used in this Agreement means any change in or effect on AeroAstro’s business that is materially adverse to the business, operations, condition (financial or otherwise), customers, employees or suppliers, assets (tangible or intangible), liabilities or results of operations taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with (a) any occurrence or condition affecting AeroAstro’s industry generally; or (b) any changes in general economic conditions.

3.2 Authority Relative to this Agreement. AeroAstro has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by AeroAstro and the consummation by AeroAstro of the transactions contemplated hereby have been duly authorized by the board of directors of AeroAstro, and, after shareholder approval has been obtained pursuant to a special meeting (or a written consent in lieu thereof) to be held as required by Section 6.5, no other corporate proceedings on the part of AeroAstro are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by AeroAstro and, assuming the due authorization, execution, and delivery by Radyne and Merger Sub, constitutes a valid and binding obligation of AeroAstro, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as set forth on Schedule 3.2, AeroAstro is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws; (b) any agreement, arrangement or understanding; (c) any license, franchise or permit; or (d) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

3.3 Capitalization and Voting Rights.

(a) The authorized capital stock of AeroAstro consists of 17,000,000 shares of AeroAstro Common Stock, of which 11,892,507.60 will be issued and outstanding immediately prior to the Effective Time, and 3,000,000 shares of AeroAstro Preferred Stock, none of which are issued and outstanding.

(b) The outstanding shares of AeroAstro Common Stock are owned of record by the AeroAstro Shareholders, free and clear of all liens, encumbrances, and security interests, in the amounts as set forth on Schedule 3.3.

(c) All of the outstanding shares of AeroAstro capital stock are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(d) Except as set forth on Schedule 3.3, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from AeroAstro of any shares of its capital stock. AeroAstro is not a party or subject to any agreement or understanding, and, to the knowledge of any Principal Shareholder, there is no agreement or understanding between any persons or entities and AeroAstro that affects or relates to the voting or giving of written consents with respect to any security of AeroAstro.

3.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any third party or federal, state or local governmental authority on the part of AeroAstro is required in connection with the consummation of the transactions contemplated by this Agreement, except (a) as set forth on Schedule 3.4; and (b) the filing and recordation of appropriate documents as required by Delaware Law. Consents, approvals, orders, authorizations, registrations, declarations and filings required to be obtained in connection with the Merger are hereinafter referred to as “Required Consents.” Notwithstanding anything herein to the contrary and except for any actions that the Government may take in connection with its review of the impact, if any, of the transactions contemplated by this Agreement on AeroAstro’s facility clearance, no governmental agency or body or third party (whether listed on a Schedule or otherwise) has or will have, as a result of the execution and delivery of or performance of the transactions contemplated by this Agreement, the right to review the substance of the transactions contemplated by this Agreement, evaluate the new owner of AeroAstro, terminate, modify or waive any contract, purchase order or other commitment, or take any other action that could have any similar effect or any AeroAstro Material Adverse Change.

3.5 Balance Sheet, Financial Statements, and Projections. AeroAstro has provided Radyne with balance sheets of AeroAstro as of, and the related statements of income and retained earnings, stockholders’ equity and cash flow, for each of the years ended December 31, 2004, 2005, and 2006, which were reviewed by Ross, Langan & McKendree, L.L.P., certified public accountants (the “Historical Financial Statements”), and the balance sheet of AeroAstro (the “March Balance Sheet”) as of, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period ended March 31, 2007, which were prepared by AeroAstro (the “Balance Sheet Date”) (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”). The Financial Statements present fairly in all material respects the information purported to be presented therein, subject (in the case of the Interim Financial Statements) to normal year-end accounting adjustments and the absence of footnote disclosure. Except as set forth in the March Balance Sheet, AeroAstro has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (a) liabilities incurred in the ordinary course of business, and (b) obligations under contracts and commitments incurred in the ordinary course of business, which, in the case of both subsection (a) and (b), individually or in the aggregate, are not material to the financial condition or operating results of AeroAstro. AeroAstro has provided Radyne with financial projections for 2007 through 2009. The projections provided to Radyne were prepared in good faith, and AeroAstro believes there is a reasonable basis for such projections, including, but not limited to, the assumptions relied upon in making such projections.

3.6 No AeroAstro Material Adverse Changes. Except as set forth on Schedule 3.6, since the Balance Sheet Date, there has not been an AeroAstro Material Adverse Change in the business, assets or prospects of AeroAstro. Without limiting the foregoing, since the Balance Sheet Date there has not been:

(a) any change in the assets, liabilities, financial condition, operating results or prospects of AeroAstro from that reflected in the March Balance Sheet, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of AeroAstro;

(c) any waiver by AeroAstro of a right or of a debt or payable owed to it, other than compromises of accounts receivable in the ordinary course of business;

(d) any satisfaction or discharge of any lien, claim, or encumbrance in favor of AeroAstro, except in the ordinary course of business and not material in amount or scope;

(e) any termination of or amendment to a material contract or arrangement by which AeroAstro or any of its assets or properties is bound;

(f) any change in any compensation arrangement or agreement with any employee, except changes made in the ordinary course of business and not material in amount or scope;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets other than nonexclusive licenses under its standard license terms in the ordinary course of business;

(h) any resignation or termination of employment of any key employee or officer of AeroAstro; or, to the knowledge of any Principal Shareholder, any impending resignation or termination of employment of any key employee or officer;

(i) any loss of, material change in relationship with, or order cancellation by, any major customer of AeroAstro;

(j) any borrowing, except in the ordinary course of business consistent with past practices, or any mortgage, pledge, security interest, or lien with respect to any material property or asset, except liens for taxes not yet due or payable;

(k) any sale or transfer of tangible assets or properties, except for inventory in the ordinary course of business;

(l) any loans or guarantees made by AeroAstro to or for the benefit of any person or entity, including its employees, officers or directors, any members of their immediate families, or any business in which any of them have an interest, other than travel and other advances to employees made in the ordinary course of its business;

(m) any benefit plan or other contract or arrangement with or for the benefit or welfare of any director, officer or employee of AeroAstro established, entered into, adopted, amended or terminated, except for the issuance and sale of shares pursuant to any vested and outstanding options or warrants to purchase AeroAstro capital stock;

(n) any declaration, setting aside or payment or other distribution in respect of any of AeroAstro’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by AeroAstro;

(o) any agreement or commitment by AeroAstro to do any of the things described in this Section 3.6; or

(p) any other event or condition of any character that might be reasonably expected at the time of such event or condition to cause an AeroAstro Material Adverse Change.

3.7 Litigation. Except as set forth on Schedule 3.7, there are no actions, suits, proceedings, orders or (to the knowledge of any Principal Shareholder) investigations pending or, to the knowledge of any Principal Shareholder, threatened against AeroAstro, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (a “Legal Proceeding”) and, to the knowledge of any Principal Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could be reasonably expected to give rise to or serve as a basis of the commencement of any Legal Proceeding.

3.8 Subsidiaries. AeroAstro does not own, directly or indirectly, any outstanding equity interests of any other entity nor does it have the right to acquire any equity interests of any other entity.

3.9 Intellectual Property. Schedule 3.9 sets forth a true and complete list of all patents and patent applications, registered marks (including trademarks, service marks, and other registrable identifiers) and mark registration applications, material unregistered marks, trade names, domain names, registered copyrights, and registered designs that are owned by AeroAstro (collectively, the “Registered Intellectual Property”). With regard to the Registered Intellectual Property, all applicable application, maintenance, renewal or other similar fees have been properly paid and are current, and all registrations and filings remain in full force and effect. AeroAstro owns, or is licensed or otherwise has the right to use, the Registered Intellectual Property and all trade secrets, information, proprietary rights and processes necessary for its business as now conducted (collectively with the Registered Intellectual Property, the “Intellectual Property”), free and clear of all liens, claims and encumbrances, except for such liens, claims and encumbrances as do not materially impair AeroAstro’s ability to use, exploit, license and distribute such Intellectual Property. To the knowledge of any Principal Shareholder, none of the Intellectual Property conflicts with or infringes upon the rights of others. Except as set forth in Schedule 3.9, AeroAstro has not licensed its Intellectual Property to any third party (except for nonexclusive licenses under its standard license terms in the ordinary course of business), nor has it licensed or purchased any Intellectual Property from any third party under any arrangement requiring continuing royalty, license or other payments. AeroAstro has taken commercially reasonable action necessary to protect its Intellectual Property. To the knowledge of any Principal Shareholder, AeroAstro has not violated the Intellectual Property of any other person or entity, and has not received any written communication alleging such violation. To the knowledge of any Principal Shareholder, AeroAstro’s employees are not obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to AeroAstro or that would conflict with AeroAstro’s business as now conducted. Each employee and officer of AeroAstro has executed a confidentiality, non-solicitation, and assignment of inventions agreement in substantially the form provided to Radyne and attached as Exhibit B. To the knowledge of any Principal Shareholder, no employees or officers are in violation thereof.

3.10 Compliance with Charter Documents and Instruments. AeroAstro is not in violation or default of (a) any provision of its Articles of Incorporation or Bylaws; (b) any provision of any instrument, judgment, order, writ, or decree to which it is a party or by which it is bound; or (c) any provision of any federal or state statute, rule or regulation applicable to AeroAstro, except in the case of clause (c) only such violation or default that, individually or in the aggregate, has not resulted, and would not reasonably be anticipated to result, in an AeroAstro Material Adverse Change.

3.11 Permits. AeroAstro has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could result in an AeroAstro Material Adverse Change. AeroAstro is in compliance in all material respects with and not in material default under any of such franchises, permits, licenses, or other similar authority.

3.12 Material Contracts.

(a) Schedule 3.12 lists each of the following contracts and agreements (including oral agreements) of AeroAstro (such contracts and agreements, together with all of AeroAstro’s intellectual property agreements listed or otherwise set forth on Schedule 3.9, all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any real property (including all contracts, agreements, leases and subleases) set forth on Schedule 3.18, and all contracts, agreements, leases and subleases relating to AeroAstro’s tangible personal property set forth in Schedule 3.18, being referred to herein as “Material Contracts”):

(i) each contract, agreement, invoice, purchase order and other arrangement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to AeroAstro or otherwise related to AeroAstro’s business under the terms of which AeroAstro: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract or (B) cannot be cancelled by AeroAstro without penalty or further payment and without more than 30 days’ notice;

(ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of AeroAstro’s inventory or other personal property, or for the furnishing of services by AeroAstro which: (A) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract or (B) cannot be cancelled by AeroAstro without penalty or further payment and without more than 30 days’ notice;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which AeroAstro is a party;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which AeroAstro is a party and which are not cancelable without penalty or further payment and without more than 30 days’ notice;

(v) all contracts and agreements relating to indebtedness of AeroAstro involving an amount borrowed greater than $50,000;

(vi) all contracts and agreements with any governmental agency to which AeroAstro is a party;

(vii) all contracts and agreements that limit or purport to limit the ability of AeroAstro to compete in any line of business or with any person or in any geographic area or during any period of time;

(viii) all contracts and agreements providing for benefits under any employee benefit plan or other compensatory arrangement;

(ix) all contracts and agreements providing for indemnity or warranty coverage relating to the products or services provided by AeroAstro;

(x) all other contracts and agreements, whether or not made in the ordinary course of business, that are material to AeroAstro, or the conduct of AeroAstro’s business, or the absence of which would result in an AeroAstro Material Adverse Change; and

AeroAstro has made available to Radyne and Merger Sub true and complete copies of all Material Contracts.

(b) Except as set forth on Schedule 3.12, (i) each Material Contract is valid and binding on AeroAstro and, to the knowledge of any Principal Shareholder, the other parties thereto and is in full force and effect; (ii) no approval or consent of any person is needed in order that the Material Contracts continue in full force and effect following the consummation of the transaction contemplated by this Agreement; and (iii) no Material Contract includes any provision, the effect of which may be to terminate (or give rise to a right to of termination under) such Material Contract, to enlarge or accelerate any obligation of AeroAstro thereunder or to give additional rights to any other person, upon consummation of the transactions contemplated by this Agreement.

(c) To the knowledge of any Principal Shareholder, AeroAstro is not in material breach of, or in material default under, any Material Contract and, no other party to any Material Contract is in material breach thereof or material default thereunder. None of the Principal Shareholders or AeroAstro has received any notice of termination, cancellation, breach or default under any Material Contract.

(d) At May 31, 2007, AeroAstro had funded backlog of $11,004,882 under existing contracts, purchase orders or other commitments. No party has any right of offset against any amounts billed under any existing or prior contracts, orders or commitments. Without limitation of the foregoing, AeroAstro has not misallocated costs to, inappropriately accelerated billings on, or overstated the work performed in respect of any contracts, orders or commitments.

(e) Except as set forth in Schedule 3.12, there is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of AeroAstro’s products or services nor requiring AeroAstro to provide to the other parties thereto “most favored nations” pricing, nor, to the knowledge of any Principal Shareholder, is AeroAstro a party to any sales contract or purchase order that is expected to result in a negative gross profit.

3.13 Related Party Transactions. Except as set forth on Schedule 3.13, no employee, officer, or director of AeroAstro or member of his or her immediate family is indebted to AeroAstro, nor is AeroAstro indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of any Principal Shareholder, none of such persons has any direct or indirect ownership interest in any firm or corporation with which AeroAstro is affiliated or with which AeroAstro has a business relationship, or any firm or corporation that competes or deals with AeroAstro, except that employees, officers, or directors of AeroAstro and members of their immediate families may own up to one percent (1%) of the stock in any publicly traded company that may compete with AeroAstro. No member of the immediate family of any officer or director of AeroAstro is directly or indirectly interested in any Material Contract with AeroAstro.

3.14 Employee Benefit Plans.

(a) Employee Benefit Plans. Except as set forth on Schedule 3.14, AeroAstro does not have, has not maintained and has no liability with respect to, (a) any Employee Benefit Plan (as defined below) intended to qualify under Section 401(a) or 403(a)(i) of the Code; (b) any multiemployer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974 (“ERISA”); or (c) any employee pension benefit plan, as defined in Section 3(2) of ERISA. Schedule 3.14 contains a list setting forth each employee benefit plan or arrangement of AeroAstro including, but not limited to, employee welfare benefit plans, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees of AeroAstro, or their spouses or dependents, participate (“Employee Benefit Plans”) (true and accurate copies of which, together with the most recent annual reports on Form 5500, copies of the latest determination letters, and summary plan descriptions with respect thereto, if applicable, have been furnished to Radyne). Except as set forth on Schedule 3.14, with respect to each Employee Benefit Plan (i) each has been administered in material compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code, and each Employee Benefit Plan intended to qualify under Sections 401(a) or 403(a) of the Code has received a favorable determination letter from the Internal Revenue Service; (ii) no actions, suits, claims (other than benefit claims in the ordinary course of business) or disputes are pending, or, to the knowledge of any Principal

Shareholder, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) to the knowledge of any Principal Shareholder, no “prohibited transaction” or breach of fiduciary duty has occurred within the meaning of the applicable provisions of ERISA or the Code.

(b) Welfare Plans. Except as set forth on Schedule 3.14, (i) AeroAstro is not obligated under any employee welfare benefit plan as described in Section (3)(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of AeroAstro or its predecessors after termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any other applicable statute; (ii) AeroAstro has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan that is an Employee Benefit Plan; (iv) AeroAstro has complied in all material respects with all applicable HIPAA portability and privacy rules; and (v) the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

(c) Other Liabilities. Except as set forth on Schedule 3.14, (i) none of the Employee Benefit Plans obligates AeroAstro to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the March Balance Sheet or the books and records of AeroAstro; and (iii) none of the Employee Benefit Plans has any unfunded liabilities that are not reflected on the March Balance Sheet.

3.15 Taxes.

(a) AeroAstro has timely filed all Tax Returns required to be filed and such Tax Returns are true and correct in all material respects. AeroAstro has paid, or will pay prior to the date due, all Taxes incurred as of the Balance Sheet Date. Since the Balance Sheet Date, AeroAstro has not, and will not incur any Taxes other than in the ordinary course of business, and AeroAstro will timely pay or make adequate provisions on the March Balance Sheet or the books and records of AeroAstro for all Taxes with respect to its business, properties and operations through and including the dates thereof. AeroAstro will accrue on its books and records, and timely pay prior to Closing, as appropriate, any Taxes relating to the period from March 31, 2007 up to and including the Effective Time.

(b) AeroAstro has not requested or been granted an extension of the time for filing any Tax Return with respect to Taxes payable by or attributable to AeroAstro.

(c) AeroAstro has not elected pursuant to the Code to be treated as an S corporation pursuant to Section 1362(a) of the Code.

(d) There is no tax deficiency assessed or, to the knowledge of any Principal Shareholder, proposed against AeroAstro and AeroAstro has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge, nor have any of AeroAstro’s Tax Returns ever been audited by governmental authorities nor, to the knowledge of any Principal Shareholder, are any such audits proposed.

(e) AeroAstro has withheld or collected from each payment made to each of its employees, independent contractors, creditors, shareholders or other persons or entities, the amount of all Taxes required to be withheld or collected therefrom, and has paid such amounts to the proper tax authorities.

(f) No written claim has ever been made by an authority in a jurisdiction where AeroAstro does not file tax returns that AeroAstro is or may be subject to taxation by that jurisdiction.

(g) There are no liens for taxes (other than taxes not yet due and payable) upon any assets of AeroAstro. AeroAstro is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) AeroAstro has disclosed on its tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Sections 6662 or 6662A of the Code (or similar provision of state, local, or foreign law).

(i) Schedule 3.15 sets forth the following information with respect to AeroAstro as of the most recent practicable date: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to AeroAstro and (ii) the amount of any deferred gain or loss allocable to AeroAstro arising out of any intercompany transaction.

(j) AeroAstro is not a party to or bound by any tax allocation or sharing agreement.

(k) AeroAstro (i) is not a member of an affiliated group filing a consolidated federal income tax return, and (ii) does not have any liability for the taxes of any person or entity (other than for AeroAstro) under Treas. Reg. Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) AeroAstro has not distributed stock of another person or entity, or has had its stock distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) AeroAstro has not received a written ruling from any taxing authority, nor entered into any closing agreement pursuant to Section 7121 of the Code (or similar provision of state, local or foreign law).

(n) AeroAstro is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(o) For the purpose of this Agreement:

(i) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable law relating to any Tax.

(ii) “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental authority or payable under any tax-sharing agreement or any other contract.

3.16 Labor Agreements and Actions; Employee Compensation. AeroAstro is not bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of any Principal Shareholder, has sought to represent any of the employees, representatives or agents of AeroAstro. There is no strike or other labor dispute involving AeroAstro pending, or to the knowledge of any Principal Shareholder, threatened, nor is AeroAstro aware of any labor organization activity involving its employees. To the knowledge of any Principal Shareholder, no officer or key employee, and no group of key employees, intends to terminate their employment with AeroAstro, and AeroAstro has no present intention to terminate the employment of any such individual. The employment of each officer and employee of AeroAstro is terminable at the will of AeroAstro. AeroAstro has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Except as set forth on Schedule 3.16, AeroAstro is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.17 Environmental. AeroAstro is not in violation of any law or legal requirement relating to the environment. No material expenditures are or will be required in order to comply with any such law or legal requirement. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by AeroAstro or, to the knowledge of any Principal Shareholder, by any other person or entity on any property owned, leased or used by AeroAstro. “Hazardous Materials” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other legal requirement (including the Comprehensive Environmental Response, Compensation and Liability Act) and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any legal requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

3.18 Title to Property and Assets.

(a) AeroAstro owns good and marketable title to its properties and assets reflected on the March Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable; (ii) assets disposed of since the Balance Sheet Date in the ordinary course of business; (iii) liens and encumbrances that secure debt reflected on the March Balance Sheet; (iv) such imperfections of title, easements, encumbrances or restrictions which do not materially impair the current use by AeroAstro of the assets subject thereto or AeroAstro’s ability to sell or transfer such assets without discharging any obligation; (v) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like liens arising in the ordinary course of business, or deposits to obtain the release of such liens; (vi) liens related to leased furniture and equipment; (vii) purchase money security interests incurred in the ordinary course of business; and (viii) the liens and encumbrances listed on Schedule 3.18.

(b) AeroAstro does not own any real property.

(c) Schedule 3.18 sets forth a brief description of each real property lease to which AeroAstro is a party, and the properties subject to the real property leases set forth on Schedule 3.18 constitute all of the real estate used or occupied by AeroAstro (the “AeroAstro Real Estate”). The AeroAstro Real Estate has access, sufficient for the conduct of AeroAstro’s business, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operations of AeroAstro.

(d) The real property leases described on Schedule 3.18 are in full force and effect, and AeroAstro has a valid and existing leasehold interest under each such lease for the term set forth therein. AeroAstro has delivered to Radyne complete and accurate copies of each of the leases, and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Radyne. AeroAstro is not in default, and, to the knowledge of any Principal Shareholder, no circumstances exist that could result in such default, under any of such leases, nor, to the knowledge of any Principal Shareholder, is any other party to any of such leases in default.

(e) AeroAstro owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business. Schedule 3.18 sets forth a list of all equipment leases pursuant to which AeroAstro leases buildings, machinery, equipment and other tangible assets necessary for the conduct of AeroAstro’s business, copies of which have been delivered to Radyne. None of such equipment leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Radyne. AeroAstro is not in default, and, to the knowledge of any Principal Stockholder, no circumstances exist that could result in such default, under any of such equipment leases, nor, to the knowledge of any Principal Shareholder, is any other party to any of such equipment leases in default. All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of AeroAstro’s business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

(f) AeroAstro is in material compliance with all applicable zoning ordinances or other laws, regulations or requirements relating to the operation of any properties used in the operation of its business, and has not received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties leased by AeroAstro.

3.19 Insurance. AeroAstro has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. AeroAstro has in full force and effect product liability and errors and omissions insurance in amounts as are customary, in AeroAstro’s reasonable judgment, for companies similarly situated. All of such insurance policies are occurrence-based rather than claims paid policies and will continue to insure claims that arise from acts or omissions that occur before the Closing but that are not made until after the Closing.

3.20 Brokers. Neither AeroAstro nor any Principal Shareholder has engaged, contracted or dealt with any person that is or would be entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar payment from Radyne or Merger Sub for brokering or otherwise arranging this Agreement.

3.21 Disclosure. Neither this Agreement nor any of the exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

THE PRINCIPAL SHAREHOLDERS

4.1 The Principal Shareholders. Each Principal Shareholder, severally and not jointly, represents and warrants to Radyne and Merger Sub only with respect to himself or herself and his or her own circumstances as of the date hereof and again at the Effective Time, the following:

(a) Authority. Each Principal Shareholder has the power and authority to enter into this Agreement and to carry out his or her obligations hereunder. This Agreement has been duly executed by the Principal Shareholder and constitutes a valid and binding obligation of the Principal Shareholder, enforceable in accordance with its terms, including under any laws requiring spousal consent, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. No Principal Shareholder is subject to, or obligated under, any agreement, arrangement or understanding, or any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of his or her assets would be created, by his or her execution, delivery and performance of this Agreement and the consummation by him or her of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Principal Shareholder for the consummation by him or her of the transactions contemplated by this Agreement.

4.2 Security Ownership. Each Principal Shareholder represents that he or she is the legal and beneficial owner of the number of shares of AeroAstro Common Stock set forth opposite his or her name on Schedule 3.3, free and clear of all restrictions, liens and encumbrances, other than restrictions under federal and state securities laws.

4.3 Dr. Rick Fleeter. Dr. Rick Fleeter represents and warrants to Radyne and Merger Sub as of the date hereof and again at the Effective Time, the following:

(a) Purchase Entirely for Own Account. The Merger Shares to be received by him will be acquired for investment for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and he has no present intention of selling, granting any participation in, or otherwise distributing the same. He is not a party to any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations in the Merger Shares.

(b) Disclosure of Information. He acknowledges that he has been provided with or has had access to the Radyne SEC Documents. He believes that he has received all the information that he considers necessary or appropriate for deciding whether to purchase the Merger Shares. He further represents that he has had an opportunity to ask questions and receive answers from Radyne regarding the business, properties, prospects and financial condition of Radyne.

(c) Investment Experience; Advisors. He represents that he can bear the economic risk of his investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of owning the Merger Shares. He represents that he has had an opportunity to consult with tax and legal counsel with respect to the terms of this Agreement and specifically with respect to the allocation of consideration and any tax consequences to such shareholder that may occur in connection with this Agreement. He acknowledges and agrees that Radyne is not making any representations in this Agreement and has not otherwise made any representations with respect to any tax consequences that may occur in connection with this Agreement.

(d) Restricted Securities. He understands that the Merger Shares he is acquiring are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Radyne in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, he represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(e) Legends. He understands that the certificates evidencing the Merger Shares will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to Radyne that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

ARTICLE 5

CONDUCT OF BUSINESS PRIOR TO CLOSING

5.1 Conduct of Business Pending the Merger. AeroAstro and each Principal Shareholder covenants and agrees that, prior to the Effective Time, unless Radyne otherwise agrees in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a) The businesses of AeroAstro shall be conducted in the ordinary course, on an arm’s length basis and in accordance in all material respects with all applicable laws, rules and regulations and past custom and practice; AeroAstro shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and AeroAstro shall use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

(b) AeroAstro shall not, directly or indirectly, do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber any additional shares of any of its capital stock or any of its assets, except in the ordinary course of business; (ii) grant, reprice, revise, or accelerate the vesting of any options, warrants, conversion privileges or rights of any kind to acquire any shares of any of its capital stock; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of AeroAstro Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of AeroAstro Common Stock; (v) other than as set forth in Schedule 5.1, redeem, purchase or acquire or offer to acquire any shares of AeroAstro Common Stock or other securities of AeroAstro except from former AeroAstro employees pursuant to the exercise of repurchase rights; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the ordinary course of business and consistent with past practice, or grant any mortgages, liens or security interests; (viii) make any investments other than short-term United States Treasury obligations or short-term certificates of deposit of a commercial bank or trust company; (ix) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b); or (x) fail to maintain any existing insurance coverage in all material respects of all types in effect as of the date hereof;

(c) AeroAstro shall not, directly or indirectly, enter into or modify any contract, agreement or understanding, written or oral, fixed or contingent, individually or in the aggregate as to any third party and its affiliates or subsidiaries as a group, that involves consideration or performance of AeroAstro of a value exceeding $25,000 or a term exceeding one year;

(d) Except as required by law, rule or regulation, AeroAstro shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants or (ii) other than as set forth on Schedule 5.1, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(e) Other than as set forth on Schedule 5.1, AeroAstro shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

(f) Neither AeroAstro nor any Principal Shareholder, officer, director, employee, agent or representative thereof shall, for a period expiring on the earlier of (i) the termination of this Agreement pursuant to the terms of Article 9 herein or (ii) August 2, 2007, solicit, negotiate, consider or encourage the possible sale to any other person or entity of all or any portion of the business or of the assets of AeroAstro, whether by merger, sale of stock, sale, license or lease of assets, or otherwise; nor shall they provide any confidential information to any person or entity. AeroAstro will promptly notify Radyne if any of them is approached by any person or entity interested in acquiring or investing in AeroAstro, and will provide Radyne with the name of the person and the details of such inquiry or proposal;

(g) Neither AeroAstro nor any Principal Shareholder shall take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Effective Time. AeroAstro and each Principal Shareholder agrees to promptly notify Radyne (i) of any emergency or other change in the normal course of AeroAstro’s business or of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); (ii) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on AeroAstro’s or any Principal Shareholder’s part contained in this Agreement to be untrue or inaccurate in any material respect at, or at any time prior to, the Effective Time; and (iii) any failure of AeroAstro or any Principal Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(h) Without the consent of Radyne, AeroAstro shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to AeroAstro, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to AeroAstro, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of AeroAstro for any period ending after the Effective Time or decreasing any Tax attribute of AeroAstro existing on the Effective Time.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Expenses. Each party to this Agreement shall bear his, her, or its own expenses in connection with this Agreement and the transactions contemplated herein; provided, however, that the expenses of AeroAstro or the AeroAstro Shareholders shall be handled in accordance with Section 1.6(a) if the Merger is consummated. Notwithstanding the foregoing, in the event that AeroAstro or the Principal Shareholders (or their representatives) violate Section 5.1(f) and they agree to sell AeroAstro or its assets, or a controlling interest therein, within nine months thereof, then AeroAstro and the Principal Shareholders, jointly and severally, agree to pay Radyne an amount equal to all of the expenses incurred by Radyne and Merger Sub in connection with the preparation and negotiation of this Agreement and any other matters otherwise related to the transactions contemplated herein, including but not limited to all fees and expenses of accountants and attorneys. Nothing herein shall be deemed to limit the right or remedy of a party in the event of a willful breach of this Agreement by the other party.

6.2 Taxes. The AeroAstro Shareholders shall be responsible for any sales, transfer or other similar taxes incurred by them or AeroAstro arising out of the Merger.

6.3 Confidentiality. Each party agrees to honor the existing confidentiality agreement between them.

6.4 Access to Information. From the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, AeroAstro shall: (i) provide to Radyne (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) reasonable access to, upon prior notice and during normal business hours, the directors, officers, employees, agents, suppliers, properties, offices and other facilities of AeroAstro and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of AeroAstro as Radyne or its Representatives may reasonably request. Notwithstanding the foregoing, all visits to any office of AeroAstro will be coordinated and conducted in a manner intended not to be disruptive to AeroAstro’s operations and to preserve the confidentiality of the transactions contemplated hereby.

6.5 Shareholders Meeting. AeroAstro shall call a special meeting of the AeroAstro Shareholders, to be held as soon as reasonably practicable after the date of this Agreement, to consider and vote upon the approval of this Agreement and the Merger and the other transactions contemplated hereby. AeroAstro shall recommend to the AeroAstro Shareholders the approval of this Agreement and the Merger and the other transactions contemplated hereby and shall use its reasonable best efforts to solicit and obtain the requisite vote of approval.

ARTICLE 7

CONDITIONS

7.1 Conditions to Obligations of Each Party To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(a) there shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby; and

(b) no party hereto shall have terminated this Agreement as permitted herein.

7.2 Additional Conditions to Obligation of AeroAstro and the Principal Shareholders. The obligation of AeroAstro and the Principal Shareholders to effect the Merger is also subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(a) the representations and warranties of Radyne and Merger Sub set forth in Article 2 that are qualified by materiality shall be true and correct and the representations and warranties of Radyne and Merger Sub that are not so qualified shall be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing, and each of Radyne and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing;

(b) Radyne shall have furnished to AeroAstro a certificate in which Radyne and Merger Sub shall certify that the conditions set forth in Section 7.2(a) have been fulfilled or waived;

(c) Radyne shall have furnished to AeroAstro (i) a copy of the text of the resolutions by which the corporate action on the part of Radyne and Merger Sub necessary to approve this Agreement, the Merger and the issuance of the Merger Shares were taken, and (ii) certificates executed on behalf of Radyne certifying, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(d) Radyne shall have (i) instructed its transfer agent to issue certificates for the Merger Shares to Dr. Rick Fleeter and made arrangements to pay Dr. Fleeter cash in lieu of fractional shares as contemplated by Section 1.10(a), (ii) made arrangements to pay to the Transfer Agent the amount of the Cash Consideration required by Section 1.10(b), and (iii) made arrangements to pay to AeroAstro the amount of the Cash Consideration contemplated by Section 1.10(c).

(e) Between the date hereof and the date of the Closing, there shall have been no Radyne Material Adverse Change, and Radyne shall have delivered to AeroAstro a certificate, dated as of the date of the Closing, to the foregoing effect; provided, however, for the purposes of this Section 7.2(e), a decrease in the trading price of Radyne Common Stock as reported on the Nasdaq National Market or such other exchange or automated quotation system on which the Radyne Common Stock is then listed or quoted, shall not, in and of itself be deemed to constitute, a Radyne Material Adverse Change;

(f) Nancy Fleeter and AeroAstro shall have executed and delivered an employment agreement in the form attached as Exhibit C;

(g) The Merger shall have been approved by the AeroAstro Shareholders pursuant to Delaware Law; and

(h) All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to AeroAstro’s counsel, and AeroAstro and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.3 Additional Conditions to Obligations of Radyne and Merger Sub. The obligations of Radyne and Merger Sub to effect the Merger are also subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(a) the representations and warranties of AeroAstro and the Principal Shareholders set forth in Articles 3 and 4 respectively that are qualified by materiality shall be true and correct and the representations and warranties of AeroAstro and the Principal Shareholders that are not so qualified shall be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing, and each of

AeroAstro and the Principal Shareholders shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it or them hereunder at or prior to the Closing;

(b) AeroAstro shall have furnished to Radyne a certificate in which AeroAstro shall certify that the conditions set forth in Section 7.3(a) have been fulfilled or waived;

(c) AeroAstro shall have furnished to Radyne (i) a copy of the text of the resolutions by which the board of directors of AeroAstro and the AeroAstro Shareholders approved this Agreement (including, without limitation, the plan of merger contained herein) and the Merger; (ii) a certified copy of AeroAstro’s Articles of Incorporation and Bylaws; and (iii) a certificate executed on behalf of AeroAstro by its corporate secretary certifying to Radyne that such resolutions are true, correct and complete, were duly adopted and have not been amended or rescinded, and that prior to the Closing, the Articles of Incorporation and Bylaws of AeroAstro have not been amended or rescinded;

(d) AeroAstro and each of the Principal Shareholders shall have obtained each Required Consent necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of AeroAstro’s assets pursuant to the provisions of, any agreement, arrangement or understanding, judgment, decree or order, law, rule or regulation, or license, franchise or permit;

(e) Between the date hereof and the date of the Closing there shall have been no AeroAstro Material Adverse Change, and AeroAstro and the Shareholders’ Representative shall have delivered to Radyne a certificate, dated as of the date of Closing, to the foregoing effect;

(f) Dr. Rick Fleeter shall have executed and delivered to Radyne a non-disclosure and non-compete agreement in the form attached as Exhibit D, and an employment agreement in the form attached as Exhibit E, and each of Nancy Fleeter and Robert D. Leppo shall have executed and delivered to Radyne a non-disclosure and non-compete agreement in the form attached as Exhibit F;

(g) Radyne shall have received an opinion letter from Squire, Sanders & Dempsey L.L.P., on behalf of AeroAstro and the Principal Shareholders, dated on and as of the date of the Closing substantially in the form attached as Exhibit G;

(h) Radyne shall have received (i) a certificate from AeroAstro’s facility security officer confirming that he has informally notified the Defense Security Service of the transactions contemplated by this Agreement and that nothing has come to his attention that would lead him to believe that the consummation of the transactions contemplated by this Agreement would result in, or be reasonably likely to result in, the termination or suspension of AeroAstro’s facility clearance to access and store classified information and perform classified contracts and subcontracts; and (ii) a certificate from AeroAstro’s contract administrator or other appropriate officer or employee confirming that he or she has contacted his or her primary contact at the applicable government body or agency for each contract to which AeroAstro and a governmental agency or body is a party or bound and that nothing came to his or her attention that would lead him or her to believe that the consummation of the transactions contemplated by this Agreement would result in, or be reasonably likely to result in, the termination or adverse modification of such contract by such government agency.

(i) AeroAstro shall have satisfied in full all of its obligations to any third parties, including, without limitation, the outstanding loan from Robert D. Leppo, and obtained, and provided copies to Radyne of, releases of any and all liens encumbering AeroAstro’s assets;

(j) Any loan made by AeroAstro to any AeroAstro Shareholder or to any of AeroAstro’s executive officers or directors shall have been repaid in full;

(k) The Merger shall have been approved by the AeroAstro Shareholders pursuant to Delaware Law, and no AeroAstro Shareholder shall have asserted or be able to assert any appraisal or dissenters’ rights, or shall have waived any appraisal or dissenters’ rights; and

(l) All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Radyne’s counsel, and Radyne and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

ARTICLE 8

INDEMNITIES

8.1 Survival of Representations and Warranties. Except for the Surviving Representations (as defined below), all representations and warranties made by Radyne, Merger Sub, AeroAstro and the Principal Shareholders in this Agreement shall survive the Closing and shall remain effective until the second (2nd) anniversary of the Closing date (the “Survival Date”). After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by Radyne or the AeroAstro Shareholders, as the case may be, with respect thereto on or before the expiration of such period (but in such event, such representation and warranty shall only survive for the purposes of, to, and until the resolution of, such timely-asserted claim and not for any other claim), provided however that the following representations and warranties (collectively the “Surviving Representations”) shall survive the Survival Date until the date specified below.

(a) The representations and warranties of AeroAstro and the Principal Shareholders in Section 3.2 (Authority Relative to this Agreement) and Section 3.3 (Capitalization and Voting Rights), and the representations and warranties of the Principal Shareholders in Article 4 shall survive the Survival Date until (and claims for indemnification based on breaches of such representations and warranties may be made at any time prior to) the fifth (5th) anniversary of the Closing date. After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that an indemnity claim shall have been asserted with respect thereto on or before the expiration of such period (but in such event, such representation and warranty shall only survive for the purposes of, to, and until the resolution of, such timely-asserted claim and not for any other claim).

(b) The representations and warranties of AeroAstro in Section 3.14 (Employee Benefit Plans), Section 3.15 (Taxes) and Section 3.17 (Environmental) shall survive the Survival Date until (and claims for indemnification based on breaches of such representations and warranties may be made up to) the date that is one (1) month after the expiration of the applicable statute of limitations. After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that an indemnity claim shall have been asserted with respect thereto on or before the expiration of such period (but in such event, such representation and warranty shall only survive for the purposes of, to, and until the resolution of, such timely-asserted claim and not for any other claim).

8.2 Shareholders’ Agreement to Indemnify.

(a) Subject to the limitations in this Article 8, the AeroAstro Shareholders, jointly and severally, agree to indemnify and hold harmless Radyne and AeroAstro and their respective directors, officers, employees and agents (the “Radyne Indemnitees”) from and against all proceedings, judgments, decrees, demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs (individually referred to as a “Loss”, and collectively referred to as “Losses”) asserted against or incurred by the Radyne Indemnitees resulting from (i) a breach by AeroAstro or the Principal Shareholders of any representation or warranty set forth in Article 3 or the certificates, exhibits or schedules attached hereto or delivered hereunder; (ii) a breach of any covenant or agreement of AeroAstro in this Agreement; (iii) the AeroAstro Shareholders’ expenses in connection with this Agreement and the transactions contemplated herein; and (iv) any claim arising out of or based on the respective equity ownership of the AeroAstro Shareholders or the allocation and distribution of the consideration set forth in this Agreement, including, without limitation, the allocation and management of the Expense Fund by the Shareholders’ Representative.

(b) Subject to the limitations in this Article 8, each of the Principal Shareholders, severally but not jointly, agrees to indemnify and hold harmless the Radyne Indemnitees from and against all Losses asserted against or incurred by the Radyne Indemnitees resulting from a breach by a Principal Shareholder of any representation or warranty set forth in Article 4.

(c) Except for claims for indemnification based upon a breach by AeroAstro or the Principal Shareholders of any representation or warranty set forth in Section 3.2 or Section 3.3 or by the Principal Shareholders of any representation or warranty set forth in Section 4.1, which claims shall survive the Survival Date until (and claims for indemnification based on breaches of such representations and warranties may be made up to) the fifth (5th) anniversary of the Closing date, or for claims for indemnification based upon a breach by AeroAstro or the Principal Shareholders of any representation or warranty set forth in Section 3.14, Section 3.15, or Section 3.17, which claims shall survive the Survival Date until (and claims for indemnification based on breaches of such representations and warranties may be made up to) the date that is one (1) month after the expiration of the applicable statute of limitations, any claim for indemnification under Section 8.2(a) must be asserted by the Radyne Indemnitees on or before the Survival Date by written notice to the Shareholders’ Representative and to the escrow agent under the Escrow Agreement pursuant to Section 8.4.

(d) Any claim for indemnification under Section 8.2(a) may be pursued either against the Escrow Fund in accordance with the terms of the Escrow Agreement or against any AeroAstro Shareholder directly, provided, however, that (i) the Radyne Indemnitees must first exhaust any funds remaining in the Escrow Fund before proceeding to collection of any such claim for indemnification against any AeroAstro Shareholder; and (ii) subject to the accuracy of the representations and warranties provided in Section 3.19, if the Loss that is subject to any such claim is or may be covered, in whole or in part, by any insurance policy purchased by AeroAstro prior to the date of execution of this Agreement, Radyne must make, or cause to be made, all reasonable claims for insurance under such insurance policy that may be applicable to the matter giving rise to such claim, to the same extent that it would if such Loss were not subject to indemnification hereunder, before proceeding to collection of any such claim for indemnification against the Escrow Fund or any AeroAstro Shareholder. The amount of the Loss subject to indemnification under Section 8.2(a) shall be calculated net of any amounts recovered by Radyne or its affiliates under any insurance policy as provided in this Section 8.2(d) (net of all direct unreimbursed collection expenses).

(e) For purposes of assessing indemnification for any breach of any representation or warranty made by AeroAstro or the Principal Shareholders in this Agreement, any materiality (including any “Material Adverse Change”) or knowledge qualifiers shall be eliminated, except knowledge qualifiers with respect to “investigations” or “threatened” matters.

(f) Subject to Section 8.2(g), the AeroAstro Shareholders will not be obligated to indemnify the Radyne Indemnitees for any Loss arising from Section 8.2(a)(i) except to the extent that the aggregated amount of all Losses arising from Section 8.2(a)(i) exceeds $100,000 (the “Indemnity Basket”).

(g) The Indemnity Basket will not apply under this Section 8.2 in the event any Loss is based on (i) any breach by AeroAstro or a Principal Shareholder of any of their respective representations and warranties under Section 3.2, Section 3.3, or Section 4.1; or (ii) any fraud or intentional misrepresentation or omission by AeroAstro or any of the AeroAstro Shareholders in connection with the transaction contemplated by this Agreement.

(h) Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of each AeroAstro Shareholder who is not a Principal Shareholder to the Radyne Indemnitees will not exceed such AeroAstro Shareholder’s portion of the Escrow Amount.

(i) After the Escrow Amount has been fully exhausted, the maximum aggregate liability of the Principal Shareholders (other than with respect to any Loss based on (i) any breach by a Principal Shareholder of his or her representations and warranties under Section 4.1 or (ii) any intentional misrepresentation or omission by AeroAstro or the Principal Shareholders under Article 3) to the Radyne Indemnitees, in excess of the Principal Shareholders’ portion of the Escrow Amount, will not exceed $1,000,000.

(j) Notwithstanding anything to the contrary contained herein, as of a given date that an indemnity claim is paid to any of the Radyne Indemnitees, no Principal Shareholder will be liable in the aggregate for any indemnity claim or claims made under this Merger Agreement in excess of (i) the aggregate cash proceeds received by such Principal Shareholder pursuant to the Merger plus (ii), for Rick Fleeter, the aggregate cash proceeds received by him from the sale of any Merger Shares, net of reasonable and customary brokerage commissions actually incurred by Rick Fleeter in connection with such sale or sales, and (iii) the number of Merger Shares, if any, held by him as of such date, multiplied by the Share Closing Price.

(k) Following the Effective Time, no AeroAstro Shareholder shall make any claim for indemnification against AeroAstro by reason of the fact that he, she, or it was a director or officer of AeroAstro (whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any indemnity claim brought by Radyne against such AeroAstro Shareholder pursuant to this Section 8.2.

8.3 Radyne’s Agreement to Indemnify. Subject to the limitations in this Article 8, Radyne hereby agrees to indemnify and hold harmless the AeroAstro Shareholders and their agents from and against all Losses asserted against or incurred by the AeroAstro Shareholders or their agents resulting from a breach of any covenant, agreement, representation or warranty of Radyne or Merger Sub contained in this Agreement or the exhibits hereto. Radyne will not be obligated to indemnify the AeroAstro Shareholders or any of their agents for any Loss except to the extent that such Loss, alone or when aggregated with other Losses, exceeds the Indemnity Basket. The Indemnity Basket will not apply under this Section 8.3 in the event any Loss is based on any intentional or deliberate misrepresentation or omission of Radyne or Merger Sub. AeroAstro and the AeroAstro Shareholders agree that any claim for indemnification against Radyne under this Article 8 shall be made solely through the Shareholder’s Representative, and that any and all actions with respect to the rights of the AeroAstro Shareholders under this Article 8 and the Escrow Agreement shall be exercised solely through the Shareholder’s Representative.

8.4 Notice of Claim. Any party who has a claim which would give rise to liability pursuant to this Article 8 shall give to all other parties and the escrow agent under the Escrow Agreement prompt notice of such claim, together with a reasonable description thereof; provided, that Radyne and AeroAstro shall provide such notice only to the Shareholders’ Representative and the Escrow Agent under the Escrow Agreement. With respect to any claim by a third party which is covered by the indemnifications contained hereunder, the party obligated to indemnify shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the indemnified party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall be at the expense of the indemnified party); provided, however, that such indemnifying party shall secure the consent of the indemnified party to any settlement, which consent shall not be unreasonably withheld, unless the amount of the settlement (together with other settlements) is below the Indemnity Basket. If an indemnified party defends any claim hereunder, such party shall use reasonable efforts in such defense to mitigate Losses arising thereunder, and shall not settle any claim without the consent of the indemnifying party, which shall not be unreasonably withheld; provided, that any consent by the Shareholders’ Representative shall constitute adequate consent on behalf of the AeroAstro Shareholders under this Section 8.4. Notwithstanding the foregoing, (a) if a claim seeks relief other than the payment of monetary damages; (b) if the subject matter of a claim relates to the ongoing business of the indemnified party (including without limitation, any relationship with continuing suppliers, customers or other persons or entities with whom the indemnified party does business), which claim, if decided against the indemnified party, could materially adversely affect the ongoing business or reputation of the indemnified party or its relationship to such other party; or (c) the indemnified party may not be fully indemnified with respect to such claim, then, in each such case, the indemnified party alone shall be entitled to contest and defend such claim in the first instance, but not settle such claim without the consent of the indemnifying party, which consent will not be unreasonably withheld and, if the indemnified party does not contest, defend or settle such claim, the indemnifying party shall then have the right to contest and defend such claim, but not settle such claim without the consent of the indemnified party, which consent will not be unreasonably withheld.

8.5 Satisfaction of Obligations. If an indemnifying party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the indemnified party, and in the event the indemnified party is a AeroAstro Shareholder, the Shareholders’ Representative shall deliver a notice to the indemnifying party and the Escrow Agent demanding payment pursuant to the Escrow Agreement. Additional provisions regarding the procedures for indemnification are as set forth in the Escrow Agreement.

8.6 Duty to Mitigate. Each party hereto agrees to use commercially reasonable efforts to mitigate any Losses that form the basis of any claim for indemnification under this Article 8, provided however, that nothing in this Section 8.6 shall require Radyne or AeroAstro to pursue insurance claims, except to the extent provided by Section 8.2(d)(ii), establish reserves, seek contribution from AeroAstro or any of its subsidiaries, or take any other similar action.

8.7 Reliance. The parties agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement.

8.8 Exclusive Remedy. From and after the Closing, the sole recourse and exclusive remedy of Radyne and the AeroAstro Shareholders against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the transactions contemplated hereby, shall be to assert a claim for indemnification under the indemnification provisions of this Article 8, and each such party waives all other remedies it may have from and after the Closing, provided however, that nothing in this Section 8.8 shall preclude Radyne and the AeroAstro Shareholders from pursuing any equitable claim to which it or they may be entitled.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of a duly authorized officer of Radyne and AeroAstro and the Shareholders’ Representative;

(b) by Radyne or Merger Sub, on the one hand, or AeroAstro, on the other hand, if the other party breaches any of its material representations, warranties or covenants contained herein and, if such breach is curable, is not cured within 15 business days after notice thereof;

(c) by Radyne or Merger Sub, on the one hand, or AeroAstro, on the other hand, if obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction;

(d) by Radyne or Merger Sub, on the one hand, or AeroAstro, on the other hand, if the Merger shall not have been consummated by August 2, 2007 or such later date as may be agreed upon by Radyne, Merger Sub and the Shareholders’ Representative; provided, however, that the right to terminate this Agreement under this Section 9(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before August 2, 2007.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void, and there shall be no liability or further obligation hereunder on the part of the parties or their respective security holders, officers or directors, except as set forth in Sections 6.1 and 6.3, and except for liability arising from a willful breach of this Agreement.

9.3 Amendment. This Agreement may not be amended except by an instrument in writing approved by Radyne, Merger Sub, AeroAstro and the Shareholders’ Representative.

9.4 Waiver. At any time prior to the Effective Time, Radyne or Merger Sub may extend the time for the performance of any of the obligations or other acts of any other party hereto, and AeroAstro may extend the time for performance of any of the obligations of Radyne or Merger Sub. In addition, Radyne and Merger Sub, on the one hand, and AeroAstro, on the other hand, may waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 10

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Radyne and the Principal Shareholders for certain tax matters following the Effective Time:

10.1 Responsibility for Filing Tax Returns. Radyne shall properly and accurately prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense and with respect to any period that includes a pre-closing period on a basis reasonably consistent with past practice of AeroAstro, unless otherwise required by applicable Tax laws) all Tax Returns of AeroAstro that are required to be filed after the Effective Time. With respect to any income Tax Return relating to a taxable period that began prior to the Effective Time, Radyne shall provide a draft copy of each such Tax Return to the Shareholders’ Representative for his review and approval at least 10 days prior to the due date for filing such return (or, if required to be filed within 10 days after the Effective Time, as soon as possible following the Effective Time). The Shareholders’ Representative shall provide its comments to Radyne at least five days prior to the due date of each such return and Radyne shall make any reasonable changes requested by the Shareholders’ Representative in good faith. Radyne shall timely pay, or cause to be timely paid, all Taxes with respect to AeroAstro shown to be due on such Returns.

10.2 Cooperation on Tax Matters. Radyne, AeroAstro and the Principal Shareholders (through the Shareholders’ Representative) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

10.3 Control of Tax Proceedings. If any claim, suit or proceeding shall be made by any taxing authority that could give rise to an additional payment of Taxes, the party responsible for the payment of such Taxes shall control all proceedings arising in connection with such claim, suit or proceeding; provided, however, that if the subject matter of a claim, suit or proceeding relates to the ongoing business of AeroAstro (including without limitation, its employees, suppliers, customers or other persons or entities with whom AeroAstro does business), which claim, suit or proceeding, if decided against AeroAstro, could materially adversely affect the ongoing business or reputation of AeroAstro or its relationship with such party after the Effective Time, then Radyne or AeroAstro, at their election, shall be entitled to contest, defend and settle such claim, suit or proceeding; provided further that neither Radyne nor AeroAstro shall be permitted to settle any such proceeding without the written consent of the Shareholders’ Representative if such settlement would require the payment of an indemnity by the Principal Shareholders, which shall not be unreasonably withheld, unless the amount of the settlement, together with other settlement(s), is below the Indemnity Basket. For purposes of the foregoing, the Shareholders’ Representative shall be deemed the party responsible for any Taxes the payment of which would result in a claim against the Escrow Fund.

ARTICLE 11

GENERAL PROVISIONS

11.1 Public Statements. Except as required by applicable law, rule or regulation, including of the NASDAQ Stock Market, prior to the Effective Time, no party shall make any public announcement or statement with respect to the Merger, this Agreement or any related transaction without the approval of the other parties, which approval will not be unreasonably withheld. Each party agrees to consult with the other parties prior to issuing any such public announcement or statement. The Parties acknowledge that, after the execution and delivery of this Agreement, Radyne will issue a press release and file a report on Form 8-K with the Securities & Exchange Commission announcing the signing of this Agreement and the transactions contemplated thereunder in accordance with rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by facsimile, by recognized overnight courier service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Radyne or Buyer:	Radyne Corporation 3138 E. Elwood Street Phoenix, Arizona 85034 FAX: (602) 437-4811 Attn.: Myron Wagner

With a copy to:	Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004 FAX: (602) 382-6070 Attn.: Steven D. Pidgeon

If to AeroAstro or Shareholders’ Representative:	AeroAstro, Inc. 20145 Ashbrook Place Suite 170 Ashburn, Virginia 20147 FAX: (703) 709-0790 Attn.: Dr. Rick Fleeter

With a copy to:	Squire, Sanders & Dempsey L.L.P. 8000 Towers Crescent Drive, 14th Floor Tysons Corner, Virginia 22182-2700 FAX: (703) 720-7801 Attn: Robert E. Gregg

All such notices and other communications shall be deemed to have been duly given:

when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; the next business day, if by recognized overnight courier service; and when receipt acknowledged, if faxed; provided, however, notice to a party’s attorney shall not constitute notice to such party.

11.3 Dispute Resolution. All claims, disputes and other matters in controversy (herein called a “Dispute”) arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, will be resolved exclusively according to the procedures set forth in this Section 11.3.

(a) Negotiation. The parties will attempt to settle Disputes arising out of or relating to this Agreement, or the breach thereof, by a meeting of two designated representatives of each party within five days after a request by either of the parties to the other party asking for the same.

(b) Mediation. If such Dispute cannot be settled at such meeting, either party within five days of such meeting may give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties will attempt in good faith to resolve the Dispute by mediation in Fairfax County, Virginia under the Commercial Mediation Rules of AAA in effect on the date of the Dispute Notice. The parties will select a person who will act as the mediator under this subsection (b) within 60 days of the date of this Agreement. If the Dispute has not been resolved by mediation as provided above within 30 days after delivery of the Dispute Notice, then the Dispute will be determined by arbitration in accordance with the provisions of subsection (c) below.

(c) Arbitration. Any Dispute that is not settled through mediation as provided in subsection (b) above will be resolved by arbitration in Fairfax County, Virginia, governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this subsection (c), by a single arbitrator. The arbitrator selected, in order to be eligible to serve, will be a lawyer with at least 15 years experience specializing in business matters. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, AAA will appoint the arbitrator who will meet the foregoing criteria. The arbitrator will base the award on applicable law and judicial precedent and, unless both parties agree otherwise, will include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d) Judicial Review; Injunctive Relief. Notwithstanding the foregoing or anything in this Agreement to the contrary:

(i) Upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated; and

(ii) Either party will have the right to apply to any court for equitable relief to specifically enforce their rights under this Agreement and the other agreements contemplated by this Agreement, including but not limited to a party’s obligation to close the transaction and to honor the confidentiality provisions contained in this Agreement.

(e) Costs and Attorneys’ Fees. If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

(f) Tolling of Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this Section 11.3 are pending. The parties will take such action, if any, required to effectuate such tolling.

11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. The term “Agreement” means collectively this Agreement and the agreements, certificates and other documents delivered hereunder. For purposes of this Agreement, AeroAstro means AeroAstro and its subsidiaries, where appropriate (including, without limitation.

11.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

11.6 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise except that this Agreement may be assigned by operation of law to any corporation with or into which Radyne may be merged or otherwise sold, including through sale of assets or stock; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

[SIGNATURE PAGE FOLLOWS]

MERGER AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, Radyne, Merger Sub, AeroAstro, and the Principal Shareholders have caused this Agreement to be executed on the date first written above.

RADYNE CORPORATION, a Delaware corporation

By:	/s/ Myron Wagner
Name:	Myron Wagner
Title:	Chief Executive Officer

AEROASTRO ACQUISITION INC., a Delaware corporation

By:	/s/ Myron Wagner
Name:	Myron Wagner
Title:	Chief Executive Officer

AEROASTRO, INC., a Delaware corporation

By:	/s/ Dr. Rick Fleeter
Name:	Dr. Rick Fleeter
Title:	Chief Executive Officer and President

PRINCIPAL SHAREHOLDERS:

/s/ Dr. Rick Fleeter
Dr. Rick Fleeter

/s/ Nancy Fleeter
Nancy H. Fleeter

/s/ Robert D. Fleeter
Robert D. Leppo

List of Exhibits and Schedules

Exhibit	Description
A	Form of Escrow Agreement

B	Form of AeroAstro Employee Agreement

C	Form of Employment Agreement for Nancy Fleeter

D	Form of Non-Disclosure and Non-Compete Agreement for Dr. Rick Fleeter

E	Form of Employment Agreement for Dr. Rick Fleeter

F	Form of Non-Disclosure and Non-Compete Agreement for Nancy Fleeter and Robert D. Leppo

G	Form of Opinion of Squire Sanders & Dempsey L.L.P.

Schedule	Description
2.10	Capitalization

2.12	Litigation

2.13	Absence of Certain Changes

3.3	Capitalization and Voting Rights

3.4	Consents

3.6	No AeroAstro Material Adverse Changes

3.7	Litigation

3.9	Intellectual Property

3.12	Material Contracts

3.13	Related Party Transactions

3.14	Employee Benefit Plans

3.15	Taxes

3.16	Labor Agreements and Actions; Employee Compensation

3.18	Title to Property and Assets

Schedule	Description
5.1	Conduct of Business Pending the Merger

*	The schedules (or similar attachments) to the Agreement and Plan of Merger are not filed. Radyne Corporation will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.